May 10, 2006

Aaron Dobrinsky
419 Ogden Avenue
Teaneck, New Jersey 07666

Dear Aaron:

Reference is made to your Employment Agreement with RoomLinX, Inc. (the “Company”), dated as of April 15, 2004 (as amended, in writing or by action, your “Employment Agreement”). The Company agreed to accept your resignation as Chief Executive Officer, effective as of October 31, 2005, and in connection with your separation from the Company as an employee, the Company and you agree as follows:

(a)
The Company will continue to indemnify you fully and hold you completely harmless, pursuant to the Company’s Directors and Officers Liability Insurance policy, the Indemnification Agreement attached to this letter as Exhibit B and otherwise, for all Company/Director/Officer-related liabilities arising during the term of your employment and thereafter, including during your time as a consultant to the Company;

(b)
All of the 4,000,000 stock options granted to you under your Employment Agreement that are not already vested shall be immediately vested with the signing of this agreement and, notwithstanding any provision to the contrary in any Company stock option agreement, shall be exercisable as “Cashless” options in accordance with the Company’s Long Term Incentive Plan; for administrative efficiency, you may elect to exercise any or all such options with a written letter requesting the options be exercised under your Employment Agreement and the Company shall promptly issue or cause to be issued to you one or more stock certificates representing all of the shares of Company stock underlying all such stock options.

(c)
You acknowledge that the payments and benefits discussed in paragraphs (a) and (b) above, are inclusive of any payment that may otherwise be owed to you under your Employment Agreement, including any unpaid salary or accrued bonuses under your Employment Agreement. This agreement does not cover nor change in any way, the outstanding loan you made to the company of $25,000 under the Loan Agreement or the warrants associated with that loan.

(d)	You shall be solely responsible for all income and other taxes that may be due or payable with respect to all compensation and benefits you receive pursuant to paragraph (b) of this letter agreement.

(e)	Your full time employment shall be deemed terminated as of December 31, 2005.

(f)
It is acknowledged and agreed that the General Release and Waiver attached to this letter agreement as Exhibit A, and the Indemnification Agreement attached to this letter agreement as Exhibit B, are each a vital part of your willingness to execute this letter agreement with the Company.

(g)	This agreement is effective as of December 31, 2005

If you are in agreement with the foregoing, you should sign, date and return both copies of this letter agreement to the undersigned for execution on behalf of the Company; after this letter agreement has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Sincerely,

RoomLinX, Inc.

By:	/S/ Michael S. Wasik
Michael S. Wasik
Chief Executive Officer

I have carefully read, fully understand and agree to the arrangement outlined in this letter agreement and the attached General Release and Waiver and Indemnification Agreement.

/S/ Aaron Dobrinsky
Aaron Dobrinsky

Dated: 5-10-2006

EXHIBIT A
GENERAL RELEASE AND WAIVER

1. I understand that my active employment with RoomLinX, Inc. (the “Company”) terminated on October 31, 2005 and that I remained a full-time employee through December 31, 2005. I understand that in consideration for my agreement to the following terms of this General Release and Waiver, I will receive the compensation and/or benefits described in the letter to which a copy of this General Release and Waiver is attached as Exhibit “A”.

2. I understand and agree that I will not receive the compensation and/or benefits specified in the letter unless I execute this General Release and Waiver.

3. I knowingly and voluntarily release and forever discharge the Company and/or all of its heirs, executors, assigns, past and present affiliates, predecessors, subsidiaries, branches, officers, directors, employees and agents, (hereinafter collectively the “Releasees”) from any and all claims known and unknown, which I, my heirs, executors, administrators and assigns may have, including, but not limited to, any claim that arises out of:

(a) any claims that arise out of my employment and/or the termination of my employment with the Company, including without limitation, any job offer letters and/or employment agreements;

(b) any allegation, claim or violation arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, the Equal Pay Act, as amended, the Americans with Disabilities Act of 1990, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act of 1974, as amended, any applicable Executive Order Programs, or their state or local counterparts;

(c) the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Workers’ Compensation Act, the New Jersey State Wage and Hours law, the New Jersey Political Activities of Employees law, the New Jersey Jury Duty Employment Protection law, the New Jersey Lie Detector Test law, the New Jersey Tobacco Use law, and the New Jersey Genetic Testing law, all as amended;

(d) any other federal, state or local civil, employment or human rights law or any other local, state or federal law, regulation or ordinance;

(e) any allegation or claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation or any allegation or claim arising under any policies, practices or procedures of the Company;

(f) any allegation, claim or violation arising under any public policy, contract or tort, or under common law; and/or

(g) any claim for costs, fees or other expenses, including attorney’s fees, incurred in these matters.

4. Except as provided in Paragraph 5, I agree to release and discharge Releasees not only from any and all claims which I could make on my own behalf, but I also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against Releasees may arise, in whole or in part, from any event which occurred as of the date of this Release. It is understood that if I, by no action of my own, become a mandatory member of any class from which I cannot, by operation of law or order of court, opt out, such mandatory class membership will not constitute a breach of this Release.

5. (a) I agree not to file any charge or complaint on my own behalf, in the future, based upon claims arising from, or attributable in any way to, my employment or interactions with the Company, to the extent the same relates to any matter or event occurring prior to the date of this Agreement, before any federal, state or local court, or administrative agency, or to participate in any such charge or complaint which may be made by any other person or organization on my behalf; and if any court or agency assumes jurisdiction of the same, I will direct the court or agency to dismiss or withdraw it. I also agree to withdraw and/or dismiss any such pending charges or complaints. I further agree that I will not encourage or participate in any action against the Company brought by any other current or former employee unless I am required by law to do so. However, if by no action of my own, I become a mandatory member of any class from which I cannot, by operation of law or order of court, opt out, such mandatory class membership will not constitute a breach of this release.

(b) Nevertheless, this release does not prevent me from cooperating with the Equal Employment Opportunity Commission in an investigation of alleged discrimination or testifying in any cause of action when required to do so by law. However, except where prohibited by law, I waive my right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on his behalf under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, or the Americans with Disabilities Act, and under any claim or suit on his behalf under any other federal, state or local law.

6. This General Release and Waiver shall not act as a release of the obligations of the Company specified in the letter to which this General Release and Waiver is attached as Exhibit “A”.

7. I acknowledge that I have been advised I have fourteen (14) days to consider this General Release and Waiver. I acknowledge that the Company has advised me in writing of my right to consult with an attorney regarding the legal consequences of the General Release and Waiver and that I have had an opportunity to discuss the terms of this General Release and Waiver with an attorney. I understand the legal consequences of the General Release and Waiver.

8. I agree that neither this General Release and Waiver, nor the furnishing of the consideration for this General Release and Waiver, shall be deemed or construed at any time to be an admission by either the Company or myself of any improper or unlawful conduct.

9. I agree that this General Release and Waiver is confidential and agree not to disclose any information regarding the terms of this General Release and Waiver, except to an attorney with whom I choose to consult regarding this General Release and Waiver, my financial consultant, my spouse or as required by law. I further agree that if I violate this provision of confidentiality, I will repay the Company the compensation and/or return the benefits in the letter to which this release is attached as Exhibit “A.”

10. I represent I have not and agree that I will not in any way disparage the Company or any of Releasees or make or solicit any comments, statements, or the like to the media or others that may be considered derogatory or detrimental to the good name or business reputation of any the foregoing parties or entities.

BY SIGNING THIS GENERAL RELEASE AND WAIVER, I STATE THAT:

A.	I HAVE CAREFULLY READ IT.

B.	I FULLY UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS AS MORE PARTICULARLY DESCRIBED IN THE GENERAL RELEASE AND WAIVER, AND PURSUANT TO ANY OTHER AGREEMENTS I MAY HAVE WITH THE COMPANY.

C.	I AGREE WITH EVERYTHING IN IT.

D.	I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT.

E.	I HAVE BEEN GIVEN WHAT I CONSIDER TO BE A SUFFICIENT PERIOD OF TIME TO REVIEW AND CONSIDER THIS GENERAL RELEASE AND WAIVER BEFORE SIGNING IT.

F.	I HAVE SIGNED THIS GENERAL RELEASE AND WAIVER KNOWINGLY AND VOLUNTARILY.

G.
I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE AND WAIVER MAY NOT BE AMENDED, WAIVED, CHANGED, OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY.

Dated:
Aaron Dobrinsky

EXHIBIT B
ROOMLINX, INC.
INDEMNIFICATION AGREEMENT

This Indemnification Agreement ("Agreement") is made effective as of January 1, 2004, by and between RoomLinX, Inc., a Delaware corporation (the "Company"), and Aaron Dobrinsky ("Indemnitee").

WHEREAS, Indemnitee is/was an officer and director of the Company and performs/performed a valuable service in such capacities for the Company; and

WHEREAS, the Company and Indemnitee recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance may be limited; and

WHEREAS, the Company and Indemnitee further recognize the difficulty in obtaining sufficient and appropriate liability insurance for its directors, officers, employees, agents and fiduciaries, the significant increases in the cost of such insurance and the general reductions and exclusions in the coverage of such insurance; and

WHEREAS, Indemnitee does not regard the historic or current protection available as adequate under the present circumstances, and

WHEREAS, the Company has retained the services of Indemnitee to serve the Company and, in part, in order to induce the Indemnitee to waive certain of his rights under his Employment Agreement with the Company, and, in part, to induce Indemnitee to continue to assist or provide services to the Company as a consultant or otherwise, the Company wishes to provide for the fullest allowable indemnification and similar protection for Indemnitee; and

WHEREAS, the Company desires to fully indemnify the Indemnitee and pay all legal and other expenses incurred by the Indemnitee in connection with the Company to the extent, regardless of reason, that the such expenses are not covered by the Company’s Directors and Officers Liability policy.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1. Indemnification.
(a) Indemnification of Expenses. The Company shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereinafter a "Claim"), by reason of (or arising in part out of) any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, consultant, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity (hereinafter an "Indemnifiable Event") against any and all expenses (including attorneys' fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company) of such Claim and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement (collectively, hereinafter "Expenses"), including all reasonable interest, assessments and other charges paid or payable in connection with or in respect of such Expenses. Such payment of Expenses shall be made by the Company as soon as practicable but in any event no later than thirty (30) days after Company receives from Indemnittee a written demand therefore with any support documentation required by the Company.

(b) Reviewing Party. Notwithstanding the foregoing, (i) the obligations of the Company under Section 1(a) shall be subject to the condition that the Reviewing Party (as described in Section 10(e) hereof) shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 1(c) hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an advance payment of Expenses to Indemnitee pursuant to Section 2(a) (an "Expense Advance") shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company promptly upon Indemnittee’s receipt of the Company’s written demand therefor) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding if Indemnitee timely appeals and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee's obligation to reimburse the Company for any Expense Advance shall be unsecured and no interest shall be charged thereon. If there has not been a Change in Control (as defined in Section 10(c) hereof), the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company's Board of Directors who were directors immediately prior to such Change in Control), the Reviewing Party shall be the Independent Legal Counsel referred to in Section 1(c) hereof. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

(c) Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company's Board of Directors who were directors immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of Indemnitee to payments of Expenses and Expense Advances under this Agreement or any other agreement or under the Company's Certificate of Incorporation or By-laws as now or hereafter in effect, the Company shall seek legal advice only from Independent Legal Counsel (as defined in Section 10(d) hereof) selected by Indemnitee and approved by the Company. Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all expenses (including reasonable attorneys' fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(d) Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement other than Section 8 hereof, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit, proceeding, inquiry or investigation referred to in Section (1)(a) hereof or in the defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

2. Expenses; Indemnification Procedure.
(a) Advancement of Expenses. The Company shall advance all Expenses incurred by Indemnitee in accordance with Section 1(a) hereof.

(b) Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to Indemnitee's right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the President of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

(c) No Presumptions; Burden of Proof. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law, shall be a defense to Indemnitee's claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by the Reviewing Party or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

(d) Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 2(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in such policy or policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies.

(e) Assumption of Defense; Selection of Counsel. In the event the Company shall be obligated hereunder to pay the Expenses of any action, suit, proceeding, inquiry or investigation, the Company, if appropriate, shall be entitled to assume the defense of such action, suit, proceeding, inquiry or investigation with counsel reasonably satisfactory to Indemnitee, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same action, suit, proceeding, inquiry or investigation; provided that, (i) Indemnitee shall have the right to employ Indemnitee's counsel in any such action, suit, proceeding, inquiry or investigation at Indemnitee's expense and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company or (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense. Notwithstanding the foregoing, in the event the Company shall not continue to retain such counsel to defend such action, suit, proceeding, inquiry or investigation, then the fees and expenses of Indemnitee's counsel shall be at the expense of the Company.

3. Additional Indemnification Rights; Nonexclusivity.
(a) Scope. The Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification may not be specifically authorized by the other provisions of this Agreement, the Company's Certificate of Incorporation, the Company's By-laws or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder. For the avoidance of doubt, the Company hereby expressly acknowledges and agrees that its indemnification obligations under this Agreement remain in full force and effect regardless of any, whether in whole or in part, exclusion, denial or other determination of any insurer(s) or other third party(-ies) providing Directors and Officers Liability Insurance, Errors and Omissions Insurance, or any other protection or coverage to the Company.

(b) Nonexclusivity. The indemnification provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company's Certificate of Incorporation, its By-laws, any agreement, any vote of shareholders or disinterested directors, the General Business Law of the State of Delaware, or otherwise. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity.

4. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any action, suit, proceeding, inquiry or investigation made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, Certificate of Incorporation, By-laws or otherwise) of the amounts otherwise indemnifiable hereunder.

5. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses in the investigation, defense, appeal or settlement of any civil or criminal action, suit, proceeding, inquiry or investigation, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

6. Mutual Acknowledgment. Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company's right under public policy to indemnify Indemnitee.

7. Liability Insurance. To the extent the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Indemnitee shall be covered by such policies in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company's directors and officers.

8. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:
(a) To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under the Company's Certificate of Incorporation or By-laws now or hereafter in effect relating to Claims for Indemnifiable Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such suit, or (iii) as otherwise required under Section 145 of the Delaware General Corporation Law, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

(b) To indemnify Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if and to the extent that a court of competent jurisdiction determines that any or all of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

(c) To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

9. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee's estate, spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

10. Construction of Certain Phrases.
(a) For purposes of this Agreement, references to the "Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(b) For purposes of this Agreement, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to "serving at the request of the Company" shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Agreement.

(c) For purposes of this Agreement a "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as determined in accordance with Rule 13d-3 under such Act), directly or indirectly, of securities of the Company representing more than 20% of the total voting power represented by the Company's then outstanding Voting Securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the Company's assets.

(d) For purposes of this Agreement, "Independent Legal Counsel" shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 1(c) hereof, who shall not have otherwise performed services for the Company or any member of the Company’s Board or Indemnitee within the last three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements) and shall otherwise not have any conflict or the appearance of having any conflict.

(e) For purposes of this Agreement, a "Reviewing Party" is Independent Legal Counsel, unless the Company or Indemnitee agree promptly on a different person(s).

(f) For purposes of this Agreement, "Voting Securities" shall mean any securities of the Company that vote generally in the election of directors.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

12. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director of the Company or of any other enterprise at the Company's request.

13. Attorneys' Fees. In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee with respect to such action, regardless of whether Indemnitee is ultimately successful in such action, and shall be entitled to the advancement of Expenses with respect to such action, unless as a part of such action the court of competent jurisdiction over such action determines that any or all of the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee in defense of such action (including costs and expenses incurred with respect to Indemnitee's counterclaims and cross-claims made in such action), and shall be entitled to the advancement Expenses with respect to such action, unless as a part of such action the court having jurisdiction over such action determines that any or all of Indemnitee's material defenses to such action were made in bad faith or were frivolous.

14. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, on the date of such receipt, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

15. Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the Court of Chancery of the State of Delaware in and for New Castle County, which shall be the exclusive and only proper forum for adjudicating such a claim.

16. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

17. Choice of Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents, entered into and to be performed entirely within the State of Delaware, without regard to the conflict of laws principles thereof.

18. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall promptly execute all documents required or reasonably requested and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

19. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

20. Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto with respect to the specific subject matter hereof and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

21. No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement subsequent to, but as of, the date first above written.

ROOMLINX, INC.		AGREED TO AND ACCEPTED:
INDEMNITEE

By:	/S/ Michael S. Wasik	By:	/S/ Aaron Dobrinsky
	Mike Wasik - CEO		Aaron Dobrinsky
	RoomLinX Inc		419 Ogden Avenue
	2150 West 6th Street		Teaneck, New Jersey 07666
Unit D
Broomfield, CO 80020